Exhibit 99(JJ)

Press Release

September 26, 2006

E.ON to pursue its offer for Endesa

E.ON has noted the announcement by Acciona that it has purchased 10 per cent of the shares of Endesa at a price of €32 per share.

E.ON reaffirms its strong commitment in pursuing its offer for Endesa and expects to meet all requirements to proceed shortly.

As stated in E.ON’s offer dated February 21, 2006, the offer is conditional only upon:

a)	E.ON acquiring a minimum of 529,481,934 shares of Endesa representing 50.01 per cent of the issued share capital of Endesa as a result of the offer;

b)
At Endesa’s shareholder meeting, Endesa’s shareholders resolving certain provisions, including article 32 of its Articles of Association to remove any limitation or restriction regarding the number of votes capable of being exercised by Endesa shareholders; as well as the amendment of other articles related to the composition of the Board and the appointment of director or Chief Executive Officer.

To amend article 32 requires the favourable vote of more than 50 per cent of the subscribed share capital with voting rights.

Media Contact
E.ON AG, Corporate Communications
Dr. Peter Blau Josef Nelles	+49 (0)211 45 79 627 +49 (0)211 45 79 544

Spain Deva Comunicaciones Gonzalo Lacalle Juan Torres UK / International Finsbury Group Rollo Head [Disclaimer]	+34 913 601 720 +34 677 405 341 +34 666 582 837 +44 (0)20 7251 3801 +44 (0)7768 994 987
E.ON AG
E.ON Platz 1
D-40479 Düsseldorf

For information
please contact:

Dr. Peter Blau
Phone: +49-211-45 79-628
Fax: +49-211-45 79-629

Josef Nelles
Phone: +49-211-45 79-544
Fax: +49-211-45 79-566

www.eon.com
Presse@eon.com

Press Release E.ON AG, September 26, 2006	Page 2 of 2

This press release does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. Endesa investors and security holders are urged to read the prospectus and U.S. tender offer statement from E.ON regarding the proposed tender offer for Endesa when they become available, because they will contain important information. The prospectus and certain complementary documentation will be filed in Spain with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Likewise, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders may obtain a free copy of the prospectus (when it is available) and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, and Santander Investment Bolsa SV SA or Santander Investment SA, CorE.ONores de Bolsa. The prospectus will also be available on the websites of the CNMV (www.cnmv.es) and E.ON (www.eon.com). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON, when they become available, by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This press release may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.